[Logo of Commercial Federal Corporation appears here]

                                                                    NEWS RELEASE




Date:             August 15, 2000

Contact:          Larry R. Goddard
                  Investor Relations Department
                  (402) 390-6553


    COMMERCIAL FEDERAL ANNOUNCES STRATEGIC INITIATIVES TO STRENGTHEN EARNINGS

Plan to Restructure Balance Sheet, Strengthen Earnings and Streamline Management

OMAHA, Nebraska, August 15, 2000 - Commercial Federal Corporation (NYSE: CFB), the parent company of Commercial Federal Bank, a major regional bank with offices in eight mid-western states, today announced a series of extensive strategic initiatives including a balance sheet restructuring designed to strengthen earnings by increasing yield and also reducing risk, and a new management structure.

COMPREHENSIVE STRATEGY TO DELIVER ENHANCED PERFORMANCE AND SHAREHOLDER VALUe

William A. Fitzgerald, chairman of the board and chief executive officer stated, "The initial restructuring that began last fall was an important first step in improving operating efficiencies. It is now essential that we evaluate every facet of the company's business and move decisively to create a more efficient, competitive, and profitable regional financial services franchise. Commercial Federal's management team, unanimously supported by the board, has developed a comprehensive strategy to deliver enhanced performance and shareholder value."

KEY STRATEGIC INITIATIVES

Initiatives announced by the company include:

o A complete review of the balance sheet, headed by Commercial Federal's new Chief Financial Officer David Fisher, including the potential disposition of over $2 billion in low-yielding and higher risk investments and residential mortgage loans as well as paying off high cost borrowings. This will result in a smaller balance sheet with less risk and strengthened earnings. The company projects a pretax restructuring charge of $105-$125 million.

o Accelerate the disposition of other real estate owned. This will result in a charge of approximately $6 million.

o Sell its under-performing leasing company, which was acquired in February 1998 as part of the Liberty Financial Corporation transaction, in order to concentrate its efforts on growing its core commercial franchise, with a resulting charge of approximately $7 million.

o An expansion of the stock buy-back program by up to 10 percent of the outstanding shares, or approximately 5.5 million shares, to enhance the company's return on equity.
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o    A management  restructuring  to further  streamline  the  organization  and improve efficiencies.

o The appointment of a new chief operating officer, which will be announced within the next 30-60 days.

o A program to further strengthen its commercial lending portfolio by actively recruiting new lenders in order to accelerate the growth in loans that we have experienced over the past year, while maintaining credit quality.

o A thorough assessment of its delivery and servicing systems to ensure the proper channels to achieve the company's growth potential and to maintain a high level of customer service.

"From our board to our revitalized executive management team, and to every level in the company, we are committed to achieving our financial objectives. In the coming weeks and months, we will regularly communicate our progress to Commercial Federal's shareholders, and we are confident enhanced shareholder value will result," Mr. Fitzgerald stated.

The company also announced that the Board of Directors had approved a change in the company's fiscal year end from June 30 to December 31 effective this year. "Adopting a December 31 year end will align the company's reporting periods with most of its peers, thus making financial comparisons easier," said Mr. Fitzgerald. In addition, the company will reschedule the date of its annual meeting from November 2000 to the second calendar quarter of 2001 to accommodate both the 6/30/0 and 12/31/00 close.

Commercial Federal Corporation is the parent company of Commercial Federal Bank, a $13.8 billion federal savings bank that currently operates 251 branches located in Iowa, Colorado, Nebraska, Kansas, Oklahoma, Missouri, Arizona and Minnesota. Commercial Federal operations include consumer and commercial banking, mortgage banking, agricultural lending, insurance and investment services, and Internet banking.

Certain statements contained in this release are forward-looking in nature. These statements are subject to risks and uncertainties that could cause Commercial Federal's actual results or financial condition to differ materially from those expressed or implied by such statements. Factors of particular importance to Commercial Federal include but are not limited to changes in general economic conditions, and price levels and conditions in the public securities markets generally.